The Trustees and Shareholders
Keystone World Bond Fund

      We consent to the use of our report dated December 8, 1995 incorporated by reference herein and to the references to our firm under the caption "Financial Highlights" in the prospectus.

                                               /s/ KPMG Peat Marwick LLP
                                                   KPMG Peat Marwick LLP

Boston, Massachusetts
December 30, 1996